EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement") is made and entered into as of the 3rd day of October, 1996, by and among Drillers, Inc., a Texas corporation (the "Buyer"), DI Industries, Inc., a Texas corporation ("DI"), Meritus, Inc., a Texas corporation ("Meritus"), Mesa Rig 4 L.L.C., a Texas limited liability company (the "LLC"), Mesa Venture, a Texas general partnership (the "Partnership") (Meritus, the LLC, and the Partnership are sometimes collectively referred to herein as the "Sellers" or singularly as a "Seller") and Mesa Drilling, Inc., a Texas corporation ("Mesa"; Mesa and the Sellers are sometimes referred to herein collectively as the "Seller Parties" or singularly as a "Seller Party").

                                   WITNESSETH:

      WHEREAS, Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets (as hereinafter defined) on the terms and subject to the conditions of this Agreement in exchange for the consideration stated herein;

      WHEREAS, Mesa is managing the Assets on behalf of the Sellers; and

      WHEREAS, DI owns 100% of the stock of the Buyer and therefore would benefit from the consummation of the acquisition of the Assets by the Buyer;

      NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and the benefits to be derived herefrom, the parties hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

      1.01 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and the conditions set forth in this Agreement, at the Closing (as defined in Article
II), the Sellers will sell to the Buyer, and the Buyer will purchase from the Sellers, all of the right, title, and interest of the Sellers in and to the drilling rigs and auxiliary engines, systems, tanks, pipe, collars, blowout preventers and other equipment described on Schedule 1.01 (collectively, the "Assets").

      1.02 PURCHASE CONSIDERATION. As consideration for the transfer and sale of the Assets, at the Closing the Buyer will cause DI to issue, and DI shall issue, in the amounts indicated on Schedule 1.02, 5,500,000 shares of the Common Stock, $0.10 par value per share, of DI (the "DI Shares").

      1.03 DRILLING CONTRACTS. At the Closing, the Sellers shall assign to the Buyer all of their rights and interests in and to the Drilling Contracts (as defined in Section 4.01(g)) from and after

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the Closing and the Buyer shall assume the obligations of the Sellers under the
Drilling Contracts from and after the Closing.

      1.04 EFFECTIVE TIME. The transfer of the ownership of the Assets shall be effective as of 12:00 a.m. Central Daylight Time on the date immediately subsequent to the date the Closing occurs (the "Effective Time").

      1.05 MANAGEMENT AGREEMENTS. At the Closing, the Sellers and Mesa will terminate and cancel the Management Agreement dated May 24, 1994 between Meritus and Mesa.

      1.06 EXCLUDED ASSETS. The parties agree that the Excluded Assets (defined below) shall not be included as part of the Assets and shall be retained by each of the respective Sellers. The term "Excluded Assets" shall mean with respect to each of the Sellers all cash and accounts receivables owned by it as of the Closing.

      1.07 PLAN OF REORGANIZATION OF MERITUS. The acquisition of the Assets of Meritus by Buyer in exchange for DI Shares pursuant to this Agreement is intended to be a "reorganization" as defined in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of Meritus, the Buyer and DI is intended to be a party to such reorganization, within the meaning of section 368(b) of the Code.

                                   ARTICLE II

                                     CLOSING

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cokinos, Bosien & Young, Houston, Texas on October 4, 1996, at 2:00 p.m., Houston time. The date the Closing is to occur may be extended past October 4, 1996 if any of the conditions precedent set forth in Article IX have not been satisfied so long as the parties hereto are using diligent efforts to satisfy such conditions precedent. The date the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE III

                          ACTIONS TAKEN AT THE CLOSING

      3.01 ACTIONS TAKEN BY THE SELLERS. At the Closing the Sellers shall execute and deliver a bill of sale substantially identical in form and content to Exhibit 3.01 (the "Bill of Sale") and any other instruments reasonably necessary to transfer all of the right, title, and interest of the Sellers in the Assets to the Buyer, free and clear of all Liens other than Permitted Liens. All tangible Assets shall be delivered to Buyer at their location at the time of Closing.

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      As used in this Agreement, (i) the term "Liens" shall mean any lien, pledge, claim, charge, purchase option, preferential purchase right or other right of any third party, security interest, mortgage or encumbrance of any nature whatsoever, and (ii) the term "Permitted Liens" shall mean (a) Liens for current taxes and assessments not yet due and payable, (b) materialmen's, mechanics', workers', repairmen's or other similar Liens arising in the ordinary course of the operation of the Assets for amounts not due and payable, (c) all rights to, consents by, required notices to, filings with, or other actions by governmental entities disclosed on Schedule 3.01 if the same are customarily obtained subsequent to sale or conveyance; and (d) Liens disclosed on Schedule
3.01 to be released at or before Closing.

      3.02 ACTIONS TAKEN BY THE BUYER AND DI. At the Closing, the Buyer shall cause DI to deliver, and DI shall deliver, to each of the Sellers certificates representing the number of DI Shares set forth next to such Seller's name on
Schedule 1.02 hereof, each bearing such legends as shall be required by applicable securities laws and Section 8.05.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

      4.01 REPRESENTATIONS AND WARRANTIES. Meritus and Mesa jointly and severally represent and warrant, and each of the other Seller Parties severally, and not jointly, as to itself, represents and warrants, to the Buyer and DI as set forth below:

            (a) ORGANIZATION AND POWERS. Meritus and Mesa are each corporations duly organized, validly existing, and in good standing under the laws of the state of Texas. The LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Texas. The Partnership is a general partnership duly formed, validly existing and in good standing under the laws of the state of Texas. The Seller Parties have all power and authority necessary to conduct their business as presently conducted, and to own, lease, or operate all properties now owned, leased, or operated by any of the Seller Parties, including the Assets.

            (b) AGREEMENTS AND CONSENTS. Neither the execution, delivery, nor performance of this Agreement and/or the Bill of Sale will: (i) conflict with or result in any breach of any provisions of the charter or bylaws of Meritus or Mesa, the articles of organization or regulations of the LLC, or the partnership agreement of the Partnership; (ii) to such Seller Party's knowledge, require the consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, effect acceleration of, or result in the termination,

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      cancellation, or modification of any material agreement, indenture, instrument, lease, or contract to which any Seller Party is a party or is bound, (iv) violate any order, writ, or injunction or decree to which the Seller Party is bound or may be bound, or (v) to the knowledge of the Seller Party, violate any decree, statute, rule, or regulation to which the Seller Party is bound or may be bound.

            (c) LITIGATION; ORDERS. There is no action, suit, investigation, inquiry, or proceeding, including any arbitration proceeding ("Litigation"), pending, or to the knowledge of any of the Seller Parties, threatened, to which a Seller Party is or, to its knowledge, would be a party. There is no Litigation, judgment or outstanding order, writ, injunction, decree, stipulation, or award (whether rendered by a court or administrative agency, or by arbitration), pending or, to the knowledge of any of the Seller Parties, threatened, to which a Seller Party or any of the Assets are bound that, in each case, would have an adverse effect on the ability of the Seller Parties to consummate the transactions contemplated hereby, that would prevent or delay in any material respect the consummation of the transactions contemplated hereby or that could otherwise be reasonably expected to materially adversely affect the Assets.

            (d) VALIDITY AND ENFORCEABILITY. The Seller Parties have the power and authority to execute and deliver this Agreement and the Bill of Sale. The execution and delivery by the Seller Parties of this Agreement and the Bill of Sale and the consummation by the Seller Parties of the transactions and performance of the terms and conditions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, or partnership action, as the case may be. This Agreement has been, and at the Closing the Bill of Sale will be, duly and validly executed and delivered by the Seller Parties and this Agreement constitutes, and at the Closing and the Bill of Sale will constitute, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, general principles of equity, and laws restricting the availability of equitable remedies).

            (e) OWNERSHIP OF ASSETS. Each Seller is the owner of and has title to the Assets which are owned by it as shown on Schedule 1.01, free and clear of all Liens other than Permitted Liens.

            (f) COMPLIANCE WITH LAWS. To such Seller Party's knowledge, the Seller Parties are operating the Assets in

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      compliance with all laws, rules and regulations of federal, state, or local entities which have jurisdiction over the Seller Parties or the ownership, operation, and maintenance of the Assets. The Seller Parties are not charged or, to the knowledge of any of the Seller Parties, threatened with or under investigation with respect to, any violation of any applicable law relating to any aspect of the ownership or operation of the Assets.

            (g) DRILLING CONTRACTS. The Seller Parties have made available to the Buyer accurate and complete copies of the agreements to which any Seller Party is a party pursuant to which one or more of the Seller Parties have agreed to provide services utilizing any of the Assets which relate to periods subsequent to the Effective Time, each of which is listed on Schedule 4.01(g) (the "Drilling Contracts"). With respect to each Drilling Contract, (i) such Drilling Contract is a valid, binding and enforceable agreement of Mesa, and to the knowledge of the Seller Parties, the other parties thereto; (ii) there has not occurred any breach or default under such Drilling Contract on the part of Mesa, and to the knowledge of the Seller Parties, the other parties thereto, (iii) no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default of Mesa, and to the knowledge of the Seller Parties, the other parties thereto, under the Drilling Contract, and (iv) neither Mesa nor, to the knowledge of the Seller Parties, the other parties to the Drilling Contract have assigned or delegated any of their rights or obligations under the Drilling Contracts.

            (h) EMPLOYEE BENEFITS AND WAGES. Except as set forth in Schedule 4.01(h), and except for any applicable Worker's Compensation policies, no Seller Party is a party to any written contract with or with respect to any of its employees who are engaged in the operation of the Assets in the field (the "Employees"). Schedule 4.01(h) sets forth a complete and accurate list of (i) the Employees, (ii) employee benefits plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) that any Seller Party maintains for the benefit of any of the Employees, and (iii) the wages (within the meaning of section 3401(a) of the Internal Revenue Code of 1986, as amended for purposes of Federal income tax withholding at the source) paid to each such Employee by such Seller Party from January 1, 1996 through August 31, 1996. No Seller Party has agreed to pay to any of the Employees any compensation which is not described on Schedule 4.01(h), except for compensation for services rendered to Seller Party after August 31, 1996, in amounts based upon the compensation rates in effect prior to September 1, 1996, as disclosed on Schedule 4.01(h). The Buyer agrees to hold in confidence the financial information listed on Schedule 4.01(h). The Seller Parties have no knowledge or information of any intention of any of the

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      Employees to sever employment relations with his or her employer.

            (i) NO CHANGE; LOCATION. Except as indicated on Schedule 4.01(i), since September 6, 1996, the Assets have been operated only in the ordinary course of business and there has been no material casualty or loss with respect to any of the Assets; provided, however, that the Buyer and DI understand and acknowledge that Rigs Nos. 5, 10 and 12 are stacked and have not been operated during Meritus' ownership thereof. The Seller Parties have not modified or altered in any material respect any of the Assets since their inspection by the Buyer. The locations at which any of the Assets have been located during the 12 month period ending on the date hereof, and their location on the date hereof, are set forth on Schedule 4.01(i).

            (j) INVESTOR STATUS. Each Seller: (i) is acquiring the DI Shares for investment for its own account, and not with a view to, or for resale in connection with, any distribution thereof (other than distributions to the respective Ultimate Owners of each Seller, as defined in Section 4.01(k)),
      (ii) understands that the issuance of the DI Shares pursuant to Section
      1.02 has not been registered under the Securities Act or applicable state securities laws, and that such DI Shares may not be transferred except in compliance with the Securities Act and applicable state securities laws,
      (iii) acknowledges that it has had the opportunity to review the SEC Documents (as defined in Section 5.02(g)) and other information filed by DI with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, (iv) has had an opportunity to discuss DI's business, management and financial affairs with its management and has received all information deemed necessary by it to make the investment in the DI Shares pursuant to Section 1.02, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the DI Shares. Meritus and the LLC are each "accredited investors" as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Partnership is a sophisticated investor with knowledge and experience in business and financial matters.

            (k) APPROVAL BY SHAREHOLDERS/MEMBERS/PARTNERS. All of the shareholders, members, or partners of the Sellers are listed on Schedule 4.01(k) (the "Ultimate Owners"). Each of the Ultimate Owners have approved the execution by the Sellers of this Agreement. The Seller Parties will cause each Ultimate Owner of the Sellers to execute and deliver to DI at the Closing a written acknowledgment concerning the investor status of such Ultimate Owner substantially to the effect of Section 4.01(j) in a form which is reasonably satisfactory to DI.

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            (l) MANAGEMENT AGREEMENTS. None of the Seller Parties are in default under the terms of the Management Agreements.

            (m) INSURANCE COVERAGE. The Sellers have provided to the Buyer complete and accurate copies of the policies of insurance which are in force on the date hereof which are applicable to the Assets, the operations of the Assets, and the Employees.

            (n) SALES TAX. None of the Sellers are engaged in the business of selling tangible personal property at retail, hold a sales and use tax permit issued by the state of Texas, or have made any retail sale of tangible personal property during the twelve month period ending on the Closing Date. With respect to each Seller, the Assets to be sold by such Seller pursuant to this Agreement constitutes the entire operating assets of a business or of a separate division, branch, or identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

            (o) TAXES. Meritus has filed all Tax (as defined in Section 7.02) returns, estimates and statements which are required to be filed by it and has paid all taxes, governmental assessments and charges that are currently due and payable. All of said Tax returns and statements correctly set forth and report the entire liability of Meritus for such Taxes and contain accurate and complete information in the form, manner and content as required by relevant taxing authorities. The basis of the Sellers with respect to the Assets for federal income tax purposes as of the date hereof are set forth on Schedule 4.01(o).

            (p) FINANCIAL STATEMENT. The financial statements of Spencer Finance Corp., a Liberian corporation ("Spencer"), provided to the Buyer and DI by Mesa have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of Spencer.

            (q) BROKERAGE. No investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of any of the Seller Parties.

      4.02 DISCLAIMER OF CERTAIN WARRANTIES. The Assets are being transferred hereunder and will be delivered to Buyer on an "AS IS, WHERE IS" basis (WITH ALL FAULTS). EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER PARTIES DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE REGARDING

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SUITABILITY, UTILITY, CONDITION, CAPABILITIES OR CAPACITIES OF THE ASSETS, WHICH
ARE BEING SOLD WITH ALL FAULTS.

      4.03 KNOWLEDGE. The term "knowledge", when used in this Article IV with respect to a Seller Party, shall mean the actual present knowledge of Asbjorn Vavik, Chairman of Mesa, Don Bockhorn, President of Mesa, and Erik Ostbye, in each case based only on such investigation as would normally occur within the scope of their normal duties.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND DI

      5.01 REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer and DI jointly and severally represent and warrant to the Seller Parties as set forth below:

            (a) ORGANIZATION AND POWERS. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas. The Buyer has all power and authority necessary to conduct its business as presently conducted, and to own, lease, or operate all properties now owned, leased, or operated by the Buyer.

            (b) AGREEMENTS AND CONSENTS. Neither the execution, delivery, nor performance of this Agreement and/or the Bill of Sale by the Buyer will
      (i) conflict with or result in any breach of any provisions of the charter or bylaws of the Buyer, (ii) to the Buyer's knowledge, require the consent or approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, effect acceleration of, or result in termination, cancellation, or modification of any material agreement, indenture, instrument, lease, or contract to which the Buyer is a party or by which it is bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing, (iv) violate any order, writ, or injunction or decree to which the Buyer is bound or may be bound, or (v) to the knowledge of the Buyer, violate any decree, statute, rule, or regulation to which the Buyer is bound or may be bound.

            (c) LITIGATION; ORDERS. There is no Litigation, judgment or outstanding order, writ, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) pending or, to Buyer's knowledge, threatened to which Buyer is bound that would have an adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.

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            (d) VALIDITY AND ENFORCEABILITY. Buyer has the power and authority to execute and deliver this Agreement and the Bill of Sale. The execution and delivery by Buyer of this Agreement and the Bill of Sale and the consummation by the Buyer of the transactions and performance of the terms and conditions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and at the Closing the Bill of Sale will be, duly and validly executed and delivered by the Buyer and this Agreement constitutes, and at the Closing the Bill of Sale will constitute, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally, general principles of equity and laws restricting the availability of equitable remedies).

            (e) BROKERAGE. No investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of the Buyer.

      5.02 REPRESENTATIONS AND WARRANTIES OF DI. DI represents and warrants to the Seller Parties as set forth below:

            (a) ORGANIZATION AND POWERS. DI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas. DI has all power and authority necessary to conduct its business as presently conducted, and to own, lease, or operate all properties now owned, leased, or operated by DI.

            (b) AGREEMENTS AND CONSENTS. Neither the execution, delivery, nor performance of this Agreement will: (i) conflict with or result in any breach of any provisions of the charter or bylaws of DI; (ii) to DI's knowledge, require the consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority; (iii) violate, effect acceleration of, or result in termination, cancellation, or modification of any material agreement, indenture, instrument, lease, or contract to which DI is a party or is bound; (iv) violate any order, writ, or injunction or decree to which DI is bound or may be bound, or (v) to the knowledge of DI, violate any decree, statute, rule, or regulation to which DI is bound or may be bound.

            (c) LITIGATION; ORDERS. There is no Litigation, judgment or outstanding order, writ, injunction, decree, stipulation or award (whether rendered by a court or

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      administrative agency, or by arbitration) pending or, to DI's knowledge, threatened to which DI is bound that would have an adverse effect on the ability of DI to consummate the transactions contemplated hereby or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.

            (d) VALIDITY AND ENFORCEABILITY. DI has the power and authority to execute and deliver this Agreement. The execution and delivery by DI of this Agreement and the consummation by DI of the transactions and performance of the terms and conditions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of DI. This Agreement has been duly and validly executed and delivered by DI and this Agreement constitutes a valid and binding obligation of DI, enforceable against DI in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally, general principles of equity and laws restricting the availability of equitable remedies).

            (e) BROKERAGE. No investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of DI.

            (f) AUTHORIZATION FOR DI SHARES. DI has taken all necessary action to permit it to issue the DI Shares. The DI Shares will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

            (g) DI DOCUMENTS. DI has provided to the Sellers its Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, and its proxy statement with respect to the Annual Meeting of Shareholders of DI held on August 27, 1996 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder applicable to such SEC Documents. None of the SEC Documents contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DI included in the SEC Documents comply as to form in all material respects with applicable

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      accounting requirements and the published rules and regulations of the
      Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved. Since June 30, 1996, other than as discussed in the SEC Documents, there has been no material adverse change in the business of DI and its subsidiaries, taken as a whole.

      5.03 KNOWLEDGE. The term "knowledge", when used in this Article V with respect to DI or the Buyer, shall mean the actual present knowledge of Ivar Siem, Chairman of the Board of Directors of DI and the Buyer, Thomas P. Richards, President and Chief Executive Officer of DI and the Buyer, and T. Scott O'Keefe, Chief Financial Officer of DI and the Buyer, in each case based only on such investigation as would normally occur within the scope of their normal duties.

      5.04 TAX MATTERS. Notwithstanding anything herein to the contrary, neither DI, the Buyer, or any of their affiliates or representatives have made any representation or warranty, express or implied, relating to the Tax consequences to the Seller Parties which may accrue from the consummation of the transactions contemplated in this Agreement; PROVIDED, HOWEVER, that DI and the Buyer, jointly and severally, covenant and agree that (i) DI and the Buyer shall report for all tax purposes the acquisition of the Assets of Meritus as a "reorganization" described in section 368(a)(1)(C) of the Code, (ii) neither DI nor the Buyer has any plan or intention to reacquire any of its stock issued in the transactions contemplated by this Agreement, (iii) the Buyer has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code, (iv) following the transaction, the Buyer will continue the historic business of Meritus or use a significant portion of Meritus' historic business assets in a business, and (v) neither DI nor the Buyer are "investment companies" as defined in section 368(a)(2)(F)(iii) and
(iv) of the Code.

                                   ARTICLE VI

                               CONDUCT OF BUSINESS

      Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, the Seller Parties shall operate the Assets only in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to operate such Assets in compliance with all applicable laws, and the Sellers shall use their commercially reasonable efforts to (i) preserve, maintain, and protect the Assets, (ii) preserve intact their respective business organizations and work force, (iii) maintain in effect any of their respective authorizations or similar rights, (iv) maintain and keep the Assets in as good a repair and condition as presently exists, and (v)

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maintain in full force and effect insurance with respect to the Assets comparable in amounts and scope of coverage to that currently maintained by them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, no Seller Party shall, without the prior written consent of the Buyer:

            (a) make any material change in the ongoing operations of the Assets or amend or agree to terminate any of the Drilling Contracts;

            (b) mortgage or pledge any of the Assets or create any Lien thereon, other than any Permitted Lien;

            (c) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets;

            (d) terminate the employment of any of the Employees or hire any additional Employees, or change or agree to change the compensation payable to the Employees or the benefits to which any of such Employees are entitled; or

            (e) enter into any agreement to provide services utilizing any of the Assets.

Notwithstanding the foregoing, the Buyer and DI agree that (i) the Partnership and the LLC shall be permitted to distribute to Meritus an undivided interest in their respective Assets to allow Meritus to be in a position to transfer substantially all of its assets to the Buyer as contemplated by Section 368(a)(1)(C) of the Code, and (ii) Mesa shall be permitted to sell its one percent general partnership interest in the Partnership to Meritus.

                                   ARTICLE VII

                              ADDITIONAL COVENANTS

      7.01 PUBLIC ANNOUNCEMENTS. Without the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or affiliate to issue, any press releases or otherwise make or cause any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby except where such release or statement is deemed in good faith by the releasing party to be required by applicable law or any national securities exchange. Any party or parties issuing such a release or statement will use its or their reasonable efforts to provide a copy to the other parties prior to the issuance of such release or statement.

      7.02 TAX MATTERS.

            (a) The term "Taxes" shall mean all income, gross receipts, profits, franchise, sales, use, occupation, property (including in lieu-of-taxes), ad valorem, capital, wealth, environmental, employment, severance, production, excise, stamp, transfer, workers' compensation, social security, value added, withholding or similar taxes, customs or import duties, and all other taxes or other governmental fees or charges imposed by any country or political subdivision thereof, together with any interest, additions or penalties with respect thereto.

            (b) The Buyer and the Seller Parties, collectively, shall each pay fifty percent (50%) of any transfer taxes, including without limitation, sales, use, excise, value added, stamp, documentary, filing, recording, permit, license, authorization, and other similar Taxes, customs or import duties, filing fees and similar charges ("Transfer Taxes"), incurred or imposed in connection with or as a result of the transactions effected pursuant to this Agreement regardless of upon whom such Transfer Tax is levied or imposed by law.

            (c) The Sellers shall be liable for all income and similar Taxes incurred in connection with the sale of the Assets and all Taxes with respect to the ownership and operation of the Assets for tax reporting periods ending on or before the Effective Time. The Buyer shall be liable for all Taxes imposed with respect to the ownership and operation of the Assets for tax reporting periods beginning after the Effective Time. With respect to any tax reporting period which includes the Effective Time (i) property and other ad valorem Taxes accruing with respect to the Assets shall be apportioned between the Sellers, on the one hand, and the Buyer, on the other hand, based on the daily proration of such Taxes, and (ii) any other Taxes accruing during such period shall be equitably apportioned among the parties. The Sellers shall pay the Buyer at the Closing the amount which the Buyer estimates in good faith to reflect the property and other ad valorem Tax liability allocated to the Sellers pursuant to this
      Section 7.02(c).

            (d) The Seller Parties and the Buyer agree that the DI Shares shall be allocated among the Assets for tax reporting and other purposes in the manner set forth in Schedule 7.02(d). Each party agrees to complete IRS Form 8594 and any other forms or reports required by the Internal Revenue Service or any other taxing authority in a manner which is consistent with the agreed allocation and to furnish the other parties hereto with a draft copy of such form within a reasonable period before the filing due date of such form.

      7.03 FURTHER ASSURANCES. After the Closing, the Seller Parties and the Buyer shall, and shall cause their affiliates to, execute, acknowledge, and deliver all such further conveyances, notices, assumptions, releases, and acquittances, and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to the Buyer, and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers, and privileges intended to be conveyed to the Buyer pursuant to this Agreement and to assure fully to the Sellers, their affiliates and successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement.

      7.04 CASUALTY LOSS AND CONDEMNATION. In the event that there exists prior to the Effective Time any casualty loss or condemnation proceeding with respect to the Assets, the Sellers shall assign to the Buyer at and as of the Closing any rights it may have to claims against any governmental entity or third party with respect to such casualty loss or condemnation proceeding. If a casualty loss has occurred subsequent to the execution of this Agreement but prior to the Effective Time, the Sellers will cause such Assets to be repaired as soon as may be reasonably practicable, in which event the claims described in the immediately preceding sentence, if any, shall be retained by the Sellers. To the extent it is impractical or uneconomical to repair the damage caused by such casualty loss, the amount of DI Shares shall be proportionately reduced to reflect the value of such damage to the Assets, net of (i) insurance proceeds assigned to Buyer under this Section, and (ii) the value of any of the claims described in the first sentence of this Section that are assigned to Buyer under this Section. The Buyer and DI shall negotiate in good faith to determine the amount of the reduction of DI Shares required pursuant to this Section.

      7.05 SATISFACTION OF CONDITIONS. All of the parties hereto agree to use their reasonable efforts to cause each of the conditions precedent set forth in
Article IX to be satisfied before October 31, 1996. The Sellers or the Buyer and DI shall use their respective reasonable efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including governmental entities) that are necessary or required to enable the Sellers to transfer the Assets to the Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby.

      7.06 EMPLOYEES. On the Closing Date, and effective as of and conditioned on the occurrence of the Closing, (i) Seller Parties shall terminate the employment of the Employees and shall pay any severance or other obligation owed by Seller Parties to them, and shall not within six months of the Closing Date directly or indirectly encourage or solicit any of the Employees to accept employment with any party other than the Buyer, and (ii) the Buyer shall make an offer of employment at will to all of the Employees, with such offers being contingent upon the Employees passing appropriate physical and drug testing, and, upon acceptance of such offer by any such Employee, enter into an at will employer-employee relationship with the Employee. Notwithstanding the foregoing, Mesa shall be free to offer employment to Ben Blackburn to continue with Mesa following the Closing.

      7.07 INQUIRIES AND NEGOTIATIONS. The Seller Parties, their affiliates, and their respective officers, directors, partners, managers, employees, representatives and agents, shall immediately cease any existing discussions or negotiations with respect to any acquisition of any portion of the Assets. Unless and until this Agreement is terminated in accordance with Section 9.03 hereof, none of the foregoing shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to any person relating to or in connection with any proposed acquisition of any of the Assets.

      7.08 VICTORIA LOCATION. Mesa hereby grants to the Buyer the right to store free of charge the Assets at the premises of Mesa in Victoria, Texas during any period that Mesa holds leasehold rights with respect to the premises. At such time as Mesa acquires ownership of such premises, Mesa will grant to the Buyer the right to store the Assets at such premises pursuant to such lease terms as shall be reasonably acceptable to both the Buyer and Mesa. All risk of loss and taxes on such Assets shall be for the account of the Buyer. DI and the Buyer shall promptly remove the Assets from the Victoria, Texas location if Mesa no longer has an ownership or leasehold interest in such location or is prohibited by the landlord from continuing the storage of the Assets on behalf of the Buyer pursuant to this Section.

      7.09 HEALTH BENEFITS. Buyer and DI agree that, with respect to any Employees who are hired as new employees of Buyer or DI in connection with the transactions contemplated in this Agreement (the "New Employees"), Buyer and DI shall take all actions necessary or appropriate to permit the New Employees and their dependents who were participating in a group health plan maintained by any Seller Party immediately prior to the Closing Date to immediately, effective as of the Closing Date, participate in a group health plan maintained by Buyer or DI, modified to the extent necessary to (i) provide medical and dental benefits to such New Employees and such dependents effective immediately upon the cessation of coverage of such individuals under the Seller Party's group health plan, (ii) credit to such New Employees with any deductible payments made by them under the Seller Party's group health plan, and (iii) waive any preexisting condition restrictions except to the extent such New Employees were subject to a preexisting condition limitation under the Seller Parties' health plans.

                                  ARTICLE VIII

                               REGISTRATION RIGHTS

      8.01 REGISTRATION. Within 20 days after the Effective Time, DI will file a registration statement under the Securities Act to register the sale by the Sellers and Ultimate Owners (the Sellers and the Ultimate Owners are collectively referred to herein as "Shareholders" or individually as a "Shareholder") of the DI Shares (references in this Article VIII to "DI Shares" shall be deemed to include any shares of common stock received by the Shareholders on account of any stock split, stock dividend or merger of DI) pursuant to an "at the market" non-underwritten distribution and will use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable. Prior to or contemporaneously with such registration statement becoming effective, DI will list the DI Shares with the American Stock Exchange, Inc.

      8.02 PROCEDURE. With respect to such registration statement, DI will,

            (a) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such DI Shares covered by such registration statement in accordance with the intended method of distribution set forth in such registration statement;

            (b) as expeditiously as reasonably practicable, furnish to each of the Shareholders such number of copies of a prospectus and preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as the Shareholders may reasonably request, in order to facilitate the public sale or other disposition of such DI Shares owned by the Shareholders; PROVIDED, HOWEVER, that the obligation of DI to deliver copies of prospectuses or preliminary prospectuses to the Shareholders shall be subject to the receipt by DI of reasonable assurances from the Shareholders that they will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by them of any prospectuses or preliminary prospectuses;

            (c) as expeditiously as practicable, use its commercially reasonable efforts to register or qualify the DI Shares covered by such registration statement under such other securities laws of such United States jurisdictions as the Shareholders making such request shall reasonably request

      (considering the nature and size of the offering) and do any and all other acts and things which may be necessary or desirable to enable the Shareholders making such request to consummate the public sale or other disposition in such jurisdictions of the DI Shares owned by such Shareholders, provided, however, that the Company shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action which would subject it to general service of process in any jurisdiction in which it is not then so subject;

            (d) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) of the DI Shares held by the Shareholders and all fees and disbursements of counsel for the Shareholders in connection with each registration pursuant to this Agreement shall be borne by such Shareholders pro rata in proportion to the number of DI Shares or in such proportion as they may agree. For purposes of this Section 8.02, expenses incurred by DI in complying with this Article VIII, including, without limitation: (i) all registration and filing fees; (ii) all printing expenses; (iii) all fees and disbursements of counsel for DI; (iv) all blue sky fees and expenses; and (v) all fees and expenses of accountants for DI, are herein referred to as "Registration Expenses". All discounts and brokerage and selling commissions applicable to the sales in connection with any such registration are herein referred to as "Selling Expenses"; and

            (e) keep such registration effective for a period of two years or such shorter period of time until the transfer or sale by the Shareholders of all DI Shares so registered has been completed.

      8.03 INDEMNIFICATION. In connection with the registration of any DI Shares under the Securities Act pursuant to this Agreement, DI will indemnify and hold harmless each selling Shareholder and any other person, if any, who controls such selling Shareholder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such selling Shareholder or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such DI Shares were registered under the Securities Act, any preliminary prospectus distributed with the consent of DI or final prospectus contained therein, or any amendment thereof or supplement thereto, including all documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Shareholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that DI will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, including all documents incorporated by reference therein, in reliance upon and in conformity with information furnished in writing to DI by or on behalf of any of the Shareholders or a controlling person of any of the Shareholders specifically for use in the preparation thereof.

      In connection with the registration of any DI Shares under the Securities Act pursuant to this Agreement, each Seller will severally, as to such Seller, indemnify and hold harmless DI and each person, if any, who controls DI within the meaning of Section 15 of the Securities Act, each officer of DI who signs the registration statement and each director of DI, against any and all such losses, claims, damages, liabilities or actions which DI or such officer, director or controlling person may become subject under the Securities Act or otherwise, and will reimburse DI, each such officer, director and controlling person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any such prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) any such statement or omission of a material fact was made in reliance upon and in conformity with information furnished in writing to DI by or on behalf of the Seller specifically for use in connection with the preparation of such registration statement or prospectus. Prior to the filing of the registration statement which covers the DI Shares of any Ultimate Owner, DI shall be entitled to require such Ultimate Owner to execute an agreement pursuant to which such Ultimate Owner agrees to indemnify DI to the same extent that the Sellers are required to indemnify DI pursuant to this paragraph.

      Promptly after receipt by any indemnified person of notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Agreement, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified of the same, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person, and after notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest which would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person then such indemnifying person shall be entitled to retain its own counsel at the expense of such indemnifying person.

      8.04 VOLUME LIMITATIONS. On three business days prior written notice by DI to the Shareholders that, in the good faith judgment of the Board of Directors of DI expressed by resolution specifying the reason therefor, DI reasonably believes that the sale or distribution of the DI Shares at the time requested would materially and adversely affect a pending or proposed offering of securities of DI, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to DI or its affiliates or negotiations, discussions or pending proposals with respect thereto or would require premature disclosure of information not otherwise required to be disclosed to the potential detriment of DI, the Shareholders agree that no sale or transfer by any of them or their Assigns (as hereinafter defined) of any of the DI Shares shall be permitted to the extent such sale or transfer would cause the amount of DI Shares so sold or disposed of by the Shareholders and their Assigns on that trading day to exceed ten percent (10%) of the average daily reported volume of trading in the Common Stock of DI on the national securities exchange and/or the automated quotation system on which the Common Stock of DI is then traded during the thirty (30) trading days preceding such date. Sales or transfers which are effected as "brokers transactions" (as defined under Rule 144 of the Securities Act) shall be the only sales or transfers subject to the restrictions of this Section. A legend placing third parties on notice of the restrictions of this Section shall be placed on the certificates representing the DI Shares. The term "Assigns" shall mean any person who acquired DI Shares directly or indirectly from a Seller and who directly or indirectly through its affiliates is the beneficial owner of more than One Hundred Thousand (100,000) DI Shares.

                                   ARTICLE IX

                       CONDITIONS TO CLOSING; TERMINATION

      9.01 CONDITIONS TO THE BUYER'S AND DI'S OBLIGATION TO CLOSE. The obligation of the Buyer and DI to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for the representations and warranties that speak as of a specific date or time other than the date of this Agreement, which need only be true and correct as of such date or time.

            (b) COMPLIANCE WITH COVENANTS. The Seller Parties shall have performed in all material respects the covenants and agreements to be performed by the Seller Parties on or before the Closing in accordance with this Agreement.

            (c) OFFICER'S CERTIFICATE. The Buyer shall have received at the Closing a certificate confirming the matters referred to in Section 9.01
      (a) and (b) dated the Closing Date and validly executed on behalf of the Seller Parties by duly authorized officers, managers, or general partners thereof.

            (d) NO INJUNCTION. At and as of the Closing, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect or is threatened that restrains or prohibits the Closing.

            (e) ALL NECESSARY CONSENTS AND APPROVALS. All material consents and approvals of third parties (including governmental entities) necessary or required in connection with the consummation of the transactions contemplated to occur at the Closing shall have been obtained.

            (f) OPINION OF COUNSEL. The Buyer shall have received opinion of counsel to the Seller Parties, dated the Closing Date, in the form of
      Exhibit 9.01(f)A and the opinion of counsel to Advantage Income Fund Ltd., in the form of Exhibit 9.01(f)B.

      9.02 CONDITIONS TO THE OBLIGATION OF THE SELLER PARTIES TO CLOSE. The obligation of the Seller Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Buyer and DI contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for the representations and warranties that speak as of a specific date or time other than the date of this Agreement, which need only be true and correct as of such date or time.

            (b) COMPLIANCE WITH COVENANTS. The Buyer and DI shall have performed in all material respects the covenants and agreements to be performed by such parties at or before the Closing in accordance with this Agreement.

            (c) OFFICER'S CERTIFICATE. The Sellers shall have received at the Closing a certificate confirming the matters referred to in Section 9.02
      (a) and (b) dated the Closing Date and validly executed on behalf of the Buyer and DI by duly authorized officers thereof.

            (d) NO INJUNCTION. At and as of the Closing, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect or is threatened that restrains or prohibits the Closing.

            (e) ALL NECESSARY CONSENTS AND APPROVALS. All material consents and approvals of third parties (including governmental entities) necessary or required in connection with the consummation of the transactions contemplated to occur at the Closing shall have been obtained.

            (f) OPINION OF COUNSEL. The Seller Parties shall have received an opinion of Cokinos, Bosien & Young, legal counsel to the Buyer and DI, dated the Closing Date, in the form of Exhibit 9.02(f).

      9.03  TERMINATION.

            (a) TERMINATION OF AGREEMENT. Prior to the Closing the parties hereto may terminate this Agreement as provided below:

                  (i) The Buyer, DI, and the Seller Parties may terminate this Agreement by mutual written consent at any time;

                  (ii) the Buyer or DI may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing (A) in the event any of the Seller Parties have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or DI has notified the Seller Parties of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 9.01 (unless the failure results primarily from either of the Buyer or DI breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) the Seller Parties may terminate this Agreement by giving written notice to DI and the Buyer at any time prior to the Closing
      (A) in the event DI or the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller Parties have notified DI and the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 9.02 (unless the failure results primarily from any of the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

            (b) EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to the preceding Section (a), all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions contained in Section 7.01 shall survive termination.

                                    ARTICLE X

                                 INDEMNIFICATION

      10.01 INDEMNIFICATION BY THE SELLERS. Meritus and Mesa shall jointly and severally indemnify, defend, and hold harmless the Buyer and DI (and their respective directors, officers, employees, affiliates, successors, and assigns) from and against any duties, obligations, and liabilities ("Obligations") based upon, arising out of or otherwise in respect of (a) any inaccuracy in or breach of any representation, warranty, or covenant of any of the Seller Parties contained in this Agreement; (b) any Obligations arising out of, in connection with, or otherwise in respect to the ownership or operation of the Assets before the Effective Time, including any Permitted Liens, (c) any liability for Taxes the responsibility for the payment of which is retained by the Sellers pursuant to Section 7.02(b) or Section 7.02(c); (d) any liability with respect to the Employees relating to periods prior to the Effective Time relating to their employment by the Seller Parties; and (e) the activities of the Seller Parties prior to the Effective Time; provided, however, that the aggregate liability of Meritus and Mesa under this Section 10.01 shall be limited to the value of the DI Shares (based on the closing price thereof on the Closing Date as reported by the American Stock Exchange, Inc.).

      10.02 INDEMNIFICATION BY THE DI AND BUYER. DI and the Buyer shall jointly and severally indemnify, defend, and hold harmless each of the Seller Parties (and their respective directors, officers, employees, partners, affiliates, successors, and assigns) from and against any Obligations based upon, arising out of or otherwise in respect of
(a) any inaccuracy in or breach of any representation, warranty, or covenant of the Buyer or DI contained in this Agreement, (b) any liability for Taxes the responsibility for the payment of which is assumed by the Buyer pursuant to
Section 7.02(b) or Section 7.02(c), (c) any Obligations arising out of, in connection with, or otherwise in respect to the ownership or operation of the Assets after the Effective Time, and (d) any Obligation relating to the employment of any of the Employees by the Buyer subsequent to the Effective Time, including liabilities arising thereby under the Worker Adjustment and Retraining Notification Act or the Consolidated Omnibus Budget Reconciliation Act of 1995; provided, however, that the aggregate liability of DI and the Buyer under this Section 10.02 shall be limited to the value of the DI Shares (based on the closing price thereof on the Closing Date as reported by the American Stock Exchange, Inc.).

      10.03 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, or circumstance which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement), or any action, proceeding, or investigation (an "Asserted Liability") that may result in an Obligation, the Indemnitee shall give notice thereof (the "Claims Notice") to the other party hereto (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Obligation that has been or may be suffered by the Indemnitee.

      10.04 OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and if it does so the Indemnifying Party shall have the right to make all judgments and decisions in respect of the handling of the defense of such Asserted Liability and the settlement or compromise of the Asserted Liability, subject to the provisions of this Section 10.04. If the Indemnifying Party elects to defend such Asserted Liability, it shall within 30 days of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, as requested by and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise, or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim subject to indemnification over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such

Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense.

      10.05 NEGLIGENCE AND STRICT LIABILITY WAIVER. The indemnification provided for in this Article X shall be applicable regardless of whether Obligations in question arose solely or in part from the ACTIVE, PASSIVE, OR CONCURRENT NEGLIGENCE OF ANY INDEMNITEE (OR UNDER ANY THEORY OF STRICT LIABILITY) prior to the Effective Time or after the Effective Time, as the case may be.

      10.06 EXCLUSIVE REMEDY. After the Closing, and to the extent permitted by applicable law, the rights and remedies expressly set forth in this Agreement shall be the exclusive rights and remedies of the parties hereto with respect to or which concern the sale of the Assets and the issuance of the DI Shares pursuant to the terms hereof.

      10.07 SURVIVAL. The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however that the representations and warranties contained in Sections 4.01(e), (j), (k), or (q), 5.01(e) and 5.02(e), and (f) shall survive the
Closing Date without limitation. The representations and warranties set forth in
Section 4.01(n) and (o) shall expire upon the lapse of the applicable statute of limitations. The covenants and agreements entered into pursuant to this Agreement shall survive the Closing Date without limitation.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.01 INSPECTION AND DUE DILIGENCE REVIEW. At any time subsequent to the date hereof and prior to Closing, during normal business hours with a minimum of disruption to the activities of the Sellers, the Buyer shall be provided access to the Assets and the opportunity to conduct such inspection of the Assets and other due diligence relating to the Assets and this Agreement as it shall determine in its sole discretion to be appropriate.

      11.02 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      11.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the conflicts of law principles thereof.

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      11.04 ENTIRE AGREEMENT. The Agreements and the Schedules and Exhibits
hereto supersede all prior agreements between the parties (written or oral) and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

      11.05 EXPENSES. Except as expressly set forth in this Agreement, whether the transactions contemplated hereby are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      11.06 NOTICES. All notices hereunder shall be sufficiently given (and deemed made) for all purposes hereunder if in writing and (a) delivered personally, (b) sent by documented overnight delivery service, (c) to the extent receipt is confirmed, sent by telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below, or
(d) sent by United States mail, postage prepaid with return receipt requested. Notices to DI or the Buyer shall be transmitted or addressed to:

      450 Gears Road, Suite 625
      Houston, Texas 77067
      Attention:  President
      Telecopier No.: (713) 874-0195

      with a copy to:

      Cokinos, Bosien & Young
      1500 Liberty Tower
      2919 Allen Parkway
      Houston, Texas 77019
      Attention:  Mr. Casey W. Doherty
      Telecopier No.: (713) 535-5533

or at such other addresses or telefax numbers and to the attention of such other person as Buyer or DI may designate by written notice to each of the other parties.

      Notices to Seller Parties shall be transmitted or addressed to:

      Mesa Drilling, Inc.
      Three Riverway, Suite 720
      Houston, Texas 77056
      Attention: President
      Telecopier No.: (713) 993-7084

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
      with a copy to:

      Fulbright & Jaworski, L.L.P.
      1301 McKinney, Suite 5100
      Houston, Texas 77010
      Attention: Mr. Henry W. Hope
      Telecopier No.: (713) 651-5246

or at such other addresses or telefax numbers and to the attention of such other person as each of the Seller Parties may designate by written notice to each of the other parties.

      11.07 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto. Notwithstanding anything contained in this Agreement to the contrary, the Buyer and DI understand and consent to the fact that, following the Closing, the Sellers will liquidate and distribute all of the Assets to the Ultimate Owners; provided, however, that prior to such distribution, (i) the Sellers notify DI and the Buyer of such distribution, (ii) with respect to the liquidation of, and the distribution by, Meritus, the shareholders of Meritus deliver to DI and the Buyer a written undertaking to jointly and severally assume the obligations of Meritus in the form of Exhibit 11.07(a), and (iii) DI and the Buyer receive in such form as shall be reasonably acceptable to DI and the Buyer an opinion of counsel for Spencer Finance Corp. regarding the matters set forth in this Section 11.07 to the effect of Exhibit 11.07(b).

      11.08 HEADINGS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

      11.09 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      11.10 CONSENT TO JURISDICTION. Any legal action, suit, or proceeding in law or equity arising out of this Agreement and the

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transactions contemplated hereby shall be brought exclusively in a federal or state court situated in Harris County, Texas, and with respect to any such claim the parties irrevocably waive, to the fullest extent permitted by law, any claim, or any objection that it may now or hereafter have, that venue is not proper with respect to any such suit, action, or proceeding brought in such a court, including any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum, that its property is exempt or immune from attachment or execution, that venue of the action, suit, or proceeding is improper, that this Agreement or the subject matter thereof may not be enforced in or by such court, or that it is not subject to personal jurisdiction or service of process in such Harris County forum. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding. any and all service of process and any other notice in any such action, suit, or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 11.07. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

      11.11 NO THIRD PARTY BENEFICIARIES. Except as provided in Article IX, nothing in this Agreement shall entitle any person to any claim, cause of action, remedy or right of any kind, other than (i) the Seller Parties, (ii) the Buyer and DI, (iii) their respective successors and assigns permitted hereby, and (iv) in the event of the distribution of the DI Shares by a Seller Party to the Ultimate Owners, the Ultimate Owners of such Seller Party.

      11.12 CROSS-REFERENCES. References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

      11.13 RULES OF CONSTRUCTION. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applicable to the interpretation of the terms or provisions of this Agreement or any agreement, instrument, or document executed or delivered in connection herewith.

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
      IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

The Buyer:                                The Seller Parties:

DRILLERS, INC.,                           MERITUS, INC., a
a Texas corporation                       Texas corporation

BY:/s/ IVAR SIEM                          BY:/s/ ERIK OSTBYE
NAME:  Ivar Siem                          NAME:  Erik Ostbye
TITLE:_____________________               TITLE: Treasurer

DI:

DI INDUSTRIES, INC., a Texas              MESA RIG 4 L.L.C., a
corporation                               Texas limited liability
                                          company

BY: /s/ IVAR SIEM                         BY: /s/ ASBJORN VAVIK
NAME:   Ivar Siem                         NAME:   Asbjorn Vavik
TITLE:_____________________               TITLE:  Manager

                                          MESA VENTURE, a
                                          Texas general partnership

                                          BY: /s/ ERIK OSTBYE
                                          NAME:   Erik Ostbye
                                          TITLE:  Treasurer

                                          MESA DRILLING, INC., a
                                          Texas corporation

                                          BY:/s/ ASBJORN VAVIK
                                          NAME:  Asbjorn Vavik
                                          TITLE: Managing Director

                                     - 28 -